Exhibit 99.6

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
July 26, 2012

Thank you, Steve, and good morning everyone. Bill and Steve’s remarks touched on the financial results of our business groups during the second quarter. Therefore, my second quarter comments will be high level, principally related to the Company’s outlook for the second-half of 2012.

As we reported yesterday, we had second quarter revenue growth of 45% and net income growth of 126% as compared to the same period last year. This continues a trend of significant growth as we target markets in the industries that our businesses serve. The operating leverage we have achieved, represented by a company-wide operating margin of 15.1% in the second quarter, is a reflection of our seasoned leadership, dedicated employees, and the flexibility that Trinity has within its manufacturing footprint.

During the second quarter, we repurchased 1.7 million shares of our common stock in the open market at a cost of $41 million. We have $159 million of remaining availability under our share repurchase authorization for 2012. During the second quarter, we also announced a 22% increase in our dividend to 11 cents per share. The increased dividend is payable next week to shareholders of record on July 13th. These actions demonstrate our commitment to returning capital to shareholders. We will continue to evaluate future dividend and share repurchase actions on a regular basis, comparing them to other investment alternatives.

At quarter-end, our unrestricted cash totaled $294 million. When this cash is combined with the available capacity under our corporate revolver and our leasing warehouse facility, we had $832 million of available liquidity at the end of the quarter. We are well positioned to capitalize on investment opportunities as they arise.

I will now turn to the outlook for the second-half of 2012. As we mentioned in the press release yesterday, due to the imprecise timing of a number of variables, we are providing second-half guidance for 2012 rather than quarterly guidance. We now expect earnings for the second-half to be between $1.45 and $1.60 per share. Combined with our strong results for the first-half of the year, we now expect full year 2012 earnings per common diluted share of between $2.95 and $3.10 compared to the previous full year guidance of between $2.55 and $2.70 that we provided on our earnings conference call in April. This earnings outlook compares favorably to the $1.65 of earnings per common diluted share that we reported for the full year 2011 after the $0.12 adjustment for flood related gains.

We are in the process of repositioning a portion of our production capacity to align with continuing strong demand, primarily for products serving the oil, gas, and chemicals industries. This transition is currently underway in several facilities and is expected to be complete by year-end. The associated costs incurred during the second half of the year for repositioning a portion of our production capacity to meet this demand are expected to be approximately 8 to 10 cents per share and are included in our second half guidance. Our businesses have historically performed well when experiencing long production runs of consistent products. We are very optimistic about Trinity’s position as we prepare to enter 2013.

We expect our Rail Group to deliver between 8,745 and 9,745 railcars in the second-half of 2012. We expect this to result in second-half revenues of between $1 billion and $1.1 billion and an operating margin of between 9 and 11% for the Group, inclusive of the previously-mentioned costs associated with repositioning a portion of our production capacity.

Included in the second half earnings guidance is between 17 and 22 cents per common diluted share of net profit from sales of railcars from the lease fleet. At this point, the secondary market remains receptive to sales from the fleet, and we will continue to seek opportunities to conduct such transactions. The second-half earnings guidance includes deliveries of railcars to the leasing company that will result in revenue elimination of between $290 and $310 million and net profit elimination of between 20 and 26 cents per share. After taking into account the proceeds from railcar sales from the lease fleet, we now expect our net leasing capital expenditures to be between $140 and $170 million for the second half of 2012.

For the first six months of 2012, we reported approximately 18 cents per common diluted share from railcar sales from the lease fleet. For the first six months, we reported revenue and net profit eliminations from railcar deliveries to our lease fleet of $255 million and 19 cents per share, respectively. For the first six months of the year, net leasing capital expenditures were approximately $122 million.

Inland Barge revenues are expected to be between $320 and $340 million for the second half of the year with margins of between 16 and 18%. The guidance assumes healthy margins for this group, and is comparable with levels we reported in the first quarter.

We will continue to evaluate market conditions as we deploy capital to promote the growth of our businesses. Our current 2012 business plan includes capital expenditures of between $130 and $150 million in our manufacturing businesses, which encompasses capital investments we are making to reposition a portion of our production capacity to meet demand.

The results for the second half will be influenced by multiple factors, including: the amount of operating leverage that our rail and barge businesses can achieve; the costs associated with repositioning a portion of our production capacity; the level of sales of railcars from the leasing portfolio; the amount of profit eliminations from railcar additions to our Leasing Group; and the impact of weather conditions on our Construction Products businesses.

I will close by reiterating that we are pleased with the Company’s performance in the second quarter. As we look to the second-half of 2012, we are focused on delivering solid operating results while, at the same time, repositioning a portion of our production capacity to respond to strong demand for products that serve the oil, gas, and chemicals industries. As we enter 2013 with a strong order backlog, Trinity will be well positioned to take advantage of additional opportunities in the markets we serve. We have a seasoned team of business leaders and a balance sheet that can support investment in our business platforms for future revenue and earnings growth.

Our operator will now prepare us for the question and answer session.

— Q&A Session—